As filed with the Securities and Exchange Commission on September 24, 2001

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

inTEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2370659 (I.R.S. Employer Identification No.)
7 Esterbrook Lane Cherry Hill, New Jersey (Address of principal executive offices)	08003 (Zip Code)

AMENDED AND RESTATED
          1997 STOCK PLAN
(Full title of the plan)

ROBERT E. MATTHIESSEN
President and Chief Executive Officer
inTEST Corporation
7 Esterbrook Lane
Cherry Hill, New Jersey 08003
                 (856) 424-6886
(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copy to:

PATRICIA A. GRITZAN, ESQUIRE
Saul Ewing LLP
1500 Market Street, 38th Floor
Philadelphia, Pennsylvania 19102-2186
(215) 972-7139

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, Par Value $0.01 Per Share	100,000	$3.57	$357,000	$89.25

___________________________
(1) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the high and low sale prices of shares of the Common Stock on September 21, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in clauses (a) through (d) below are incorporated herein by this reference thereto, and all documents subsequently filed by the Registrant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000;

(b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

(c) The Registrant's Current Reports on Form 8-K dated: (i) January 16, 2001, (ii) March 5, 2001, and (iii) July 25, 2001; and

(d) The description of the Common Stock contained in the registration statement on Form 8-A filed on May 6, 1997 by the Registrant to register such securities under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of the Company's Bylaws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware ("DGCL"). The Bylaws require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. The Bylaws require the Company to indemnify an officer or director in connection with any proceeding (or part thereof) initiated by such officer or director only if the initiation of such proceeding was authorized by the Board of Directors. Reference is made to Section 145 of the DGCL which provides for indemnification of directors and officers in certain circumstances.

Article IX of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit.

The Company has obtained an insurance policy which will entitle the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

_____________

(1) The information called for by Part I of Form S-8 is currently included in the description of the Registrant's Amended and Restated 1997 Stock Plan (the "Plan") which is or will be delivered to each employee selected to participate in the Plan in accordance with Rule 428 under the Securities Act of 1933, as amended. Pursuant to the Note to Part I of Form S-8, this information is not filed with this Form S-8.

Item 8. Exhibits

The following is a list of exhibits filed with, or incorporated by reference into, this Registration Statement:

4	Specimen copy of Common Stock certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Commission File No. 333-26457, incorporated herein by reference)
5	Opinion of Saul Ewing LLP
23.1	Consent of KPMG LLP
23.2	Consent of Saul Ewing LLP (contained in Exhibit No. 5)
24	Power of Attorney (included on signature page of the Registration Statement)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Township of Cherry Hill, State of New Jersey, on September 24, 2001.

inTEST CORPORATION

By: /s/ Robert E. Matthiessen
      Robert E. Matthiessen
      President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Robert E. Matthiessen and Hugh T. Regan, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Matthiessen Robert E. Matthiessen	President, Chief Executive Officer and Director (principal executive officer)	September 24, 2001
/s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr.	Treasurer, Secretary and Chief Financial Officer (principal financial officer)	September 24, 2001
/s/ Daniel J. Graham Daniel J. Graham	Vice Chairman, Senior Vice President and Director	September 24, 2001
/s/ Alyn R. Holt Alyn R. Holt	Chairman	September 24, 2001
/s/ Richard O. Endres Richard O. Endres	Director	September 24, 2001
/s/ Stuart F. Daniels Stuart F. Daniels	Director	September 24, 2001
/s/ Douglas W. Smith Douglas W. Smith	Director	September 24, 2001
/s/ Gregory W. Slayton Gregory W. Slayton	Director	September 24, 2001
/s/ James J. Greed James J. Greed	Director	September 24, 2001

EXHIBIT INDEX

Exhibit No.	Description
4	Specimen copy of Common Stock certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Commission File No. 333-26457, incorporated herein by reference)
5	Opinion of Saul Ewing LLP
23.1	Consent of KPMG LLP
23.2	Consent of Saul Ewing LLP (contained in Exhibit No. 5)
24	Power of Attorney (included on signature page of the Registration Statement)